Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.47

AMENDMENT

PROFITS UNITS AWARD AGREEMENT

THIS PROFITS UNITS AWARD AGREEMENT (this “Agreement”) IS DATED AS OF MARCH 13, 2019 (the “Effective Date”), BY AND BETWEEN ZUFFA PARENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“Zuffa Parent”), ARIEL EMANUEL, AN INDIVIDUAL (the “Grantee”) and solely for purposes of Section 1(f), ENDEAVOR OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“EOC”).

RECITALS

A.

This Agreement is designed to compensate Grantee for his time and commitment in the performance of services to Zuffa Parent and its subsidiaries by providing Grantee with a direct or indirect interest in the appreciation of Zuffa Parent.

B.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms as set forth in the Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, dated as of August 18, 2016, as may be amended, restated, modified or supplemented, from time to time (the “Zuffa Parent LLC Agreement”).

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

3.	Issuance of Future Incentive Units.

(a) Upon the achievement by Zuffa Parent of each Performance Equity Value during the Future Incentive Eligibility Period that represents an incremental $[***] of appreciation above Future Incentive Initial Measurement Value (each such $[***] incremental threshold above Future Incentive Initial Measurement Value, the “Applicable Future Incentive Threshold”), Zuffa Parent shall issue to Grantee, or, at Grantee’s election, Grantee’s Related Person(s), on such date of such achievement of the Applicable Future Incentive Threshold, Future Incentive Units having a value as of the date of such achievement of the Applicable Future Incentive Threshold equal to $12,500,000 (assuming the minimum amount of appreciation from and after such Applicable Future Incentive Threshold). For the avoidance of doubt, (i) the number of Future Incentive Units issued on the applicable date will equal the number of Class A Common Units having a liquidation value of $12,500,000 as of such date, (ii) not more than one issuance of Future Incentive Units shall be made in respect of a specific Applicable Future Incentive Threshold achieved. Grantee is hereby designated as a Specified Profits Member with respect to Grantee’s Future Incentive Units and (iii) immediately prior to the consummation of a Qualifying Sale Transaction (notwithstanding that the Future Eligibility Period may terminate immediately following the consummation of such Qualifying Sale Transaction), Performance Equity Value shall be determined in connection with such Qualifying Sale Transaction and Grantee shall be issued Future Incentive Units in connection therewith, if applicable.

(b) Notwithstanding anything to the contrary contained in this Agreement, upon the date Grantee’s employment with Employer is terminated by Employer without Cause or by Grantee with Good Reason, Zuffa Parent shall issue to Grantee, or, at Grantee’s election upon prior notice to Zuffa Parent, Grantee’s Related Person(s), on such date of such termination of Grantee’s employment, Future Incentive Units having a value equal to the product of (i) $12,500,000 (assuming the minimum amount of appreciation from and after such Applicable Future Incentive Threshold), multiplied by (ii) a percentage, represented by a fraction, the numerator of which is the amount that the Performance Equity Value as of the date of such termination of Grantee’s employment exceeds the last Applicable Future Incentive Threshold above Future Incentive Initial Measurement Value achieved by Zuffa Parent (or, if no such Applicable Future Incentive Threshold above Future Incentive Initial Measurement Value is achieved, Future Incentive Initial Measurement Value), and the denominator of which equals $[***] (such Future Incentive Units, the “Partial Future Incentive Units”). Notwithstanding anything to the contrary set forth herein, the Partial Future Incentive Units shall become fully vested, non-forfeitable and non-redeemable on the date of grant.

(c) Prior to an IPO, Future Incentive Units shall automatically, without any further action of any party hereto, be issued (and for all purposes be deemed issued) to Grantee upon the date on which Grantee earned such Future Incentive Units in accordance with the terms hereunder. Upon each issuance of Future Incentive Units, Schedule A of this Agreement shall be promptly updated by Zuffa Parent to reflect such issuance, and Zuffa Parent shall promptly update its member schedule and books and records to reflect such issuance of Future Incentive Units. As a condition to the issuance of the Future Incentive Units, Grantee must complete, sign and deliver to Zuffa Parent within thirty (30) days of the date such Future Incentive Units are issued to Grantee in accordance with this Agreement, a Section 83(b) election form in the form attached hereto as Annex I (the “Section 83(b) Election”) by overnight FedEx to Anna Goldfarb (c/o Endeavor Operating Company, LLC, 9601 Wilshire Boulevard, 3rd Fl., Beverly Hills, CA 90210 Attention: Anna Goldfarb). If Grantee fails to make a valid and timely Section 83(b) Election, the Future Incentive Units issued to Grantee pursuant to this Agreement shall be automatically forfeited.

(d) Notwithstanding anything to the contrary in this Agreement, with respect to any award to be issued under Section 1(a) or Section 1(b) in connection with or following an IPO, Grantee shall receive, (x) in lieu of the applicable issuance of Future Incentive Units provided for in Section 1(a), an award of restricted stock or restricted stock units (as elected by Grantee) of IPO Entity having a value as of the date of the achievement of the Applicable Future Incentive Threshold equal to $14,000,000, and (y) in lieu of the applicable issuance of Partial Future Incentive Units provided for in Section 1(b), an award of restricted stock or restricted stock units (as elected by Grantee) of IPO Entity having a value on the applicable date of termination of Grantee’s employment equal to the product of (i) $14,000,000, multiplied by (ii) a percentage, represented by a fraction, the numerator of which is the amount that the Performance Equity Value as of the date of such termination of Grantee’s employment exceeds the last Applicable Future Incentive Threshold above Future Incentive Initial Measurement Value achieved (or, if no such Applicable Future Incentive Threshold above Future Incentive Initial Measurement Value is achieved, Future Incentive Initial Measurement Value), and the denominator of which equals $[***], and in each case of clauses (x) and (y), otherwise having the terms substantially similar in all material respects (and no less favorable to Grantee) to the terms applicable to the issuance of Future Incentive Units or Partial Future Incentive Units, as applicable, by Zuffa Parent hereunder. In addition, Grantee and Zuffa Parent hereby agree that, upon an IPO, Grantee shall provide his written consent to have his Profits Units that are “catch-up” or “partial catch-up” profits interests that, based on the total equity value of Zuffa Parent implied by the offering price of a share of common stock of the IPO Entity to the public in such IPO, will receive the same economics that they would have received if such Profits Units had a Distribution Threshold equal to the applicable “catch-up” or “partial catch-up” Distribution Threshold of such Profits Units, be converted, recapitalized, reclassified, redeemed or otherwise exchanged into Class A Common Units of Zuffa Parent in connection with such IPO.

(e) Zuffa Parent agrees to cause the disinterested directors (or any committee of disinterested directors) on the board of directors of the IPO Entity to approve and exempt each issuance of Future Incentive Units and restricted stock or restricted stock units (in each case, as contemplated hereunder) under Rule 16b-3 of the Securities Exchange Act of 1934.

(f) Upon the date that Zuffa Parent becomes a wholly-owned subsidiary of EOC or EGH (or any of their respective subsidiaries), EOC shall assume the obligations of Zuffa Parent hereunder, and, in lieu of Zuffa Parent issuing Future Incentive Units to Grantee, EOC shall issue profits interests of EOC upon the same terms and conditions as set forth herein (the “EOC Issuance Obligations”).

4.	Investment Intent; Other Representations of Grantee.

4.1 Investment Intent. Grantee hereby represents and warrants that the Future Incentive Units are being acquired for investment and not with a view to distribution thereof, and covenants and agrees to make such other reasonable and customary representations as requested by Zuffa Parent regarding matters relevant to compliance with applicable securities laws as are deemed necessary by counsel to Zuffa Parent.

4.2 Other Representations. Grantee hereby represents and warrants to Zuffa Parent, as of the Effective Date and as of the date of grant of each Future Incentive Unit, as follows:

(a) Access to Information. Because of Grantee’s business relationship with Zuffa Parent and with the management of Zuffa Parent, Grantee has had access to all material and relevant information concerning Zuffa Parent, thereby enabling Grantee to make an informed investment decision with respect to his investment in Future Incentive Units, and all pertinent data and information requested by Grantee from Zuffa Parent or their respective representatives concerning the business and financial condition of Zuffa Parent, as the case may be, and the terms and conditions of this

Agreement have been furnished to Grantee. Grantee acknowledges that Grantee has had the opportunity to ask questions of and receive answers and obtain additional information from Zuffa Parent and their respective representatives concerning the present and proposed business and financial conditions of Zuffa Parent.

(b) Financial Sophistication. Grantee has such knowledge and experience in financial and business matters that Grantee is capable of evaluating the merits and risks of investing in the Future Incentive Units.

(c) Understanding the Investment Risks. Grantee understands that: (i) an investment in Future Incentive Units represents a highly speculative investment, and there can be no assurance as to the success of Zuffa Parent in its business; (ii) an investment in Future Incentive Units in turn represents a highly speculative investment, and there can be no assurance as to the success of Zuffa Parent in its business; (iii) the Future Incentive Units are subject to restrictions on transfer that may significantly limit the ability of Grantee to market, transfer or sell the Future Incentive Units; (iv) the Future Incentive Units may be worthless; and (v) ownership of the Future Incentive Units may result in taxable income to Grantee without a corresponding cash or in-kind distribution.

4.3 Understanding of the Nature of the Future Incentive Units. Grantee understands and agrees that:

(a) The Future Incentive Units will not be registered under the Securities Act, or any applicable state securities laws;

(b) If the Future Incentive Units are not so registered, the Future Incentive Units will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act;

(c) Grantee may not transfer the Future Incentive Units except as permitted under the Zuffa Parent LLC Agreement;

(d) Only Zuffa Parent can register the Future Incentive Units under the Securities Act and applicable state securities laws, but it is not anticipated that the Future Incentive Units will be registered in any event;

(e) Zuffa Parent has not made any representations to Grantee that Zuffa Parent will register the Future Incentive Units under the Securities Act or any applicable state securities laws, or with respect to compliance with any exemption therefrom;

(f) Grantee is aware of the conditions restricting the transfer of

Future Incentive Units under the organizational documents of Zuffa Parent; and

(g) Zuffa Parent may, from time to time, make stop transfer notations in its transfer record to ensure compliance with the Securities Act and any applicable state securities laws, and any additional restrictions imposed by state securities administrators.

4.4 Additional Acknowledgements. Grantee acknowledges that neither Grantee nor anyone acting on Grantee’s behalf has paid or will pay a commission or other remuneration to any person in connection with the acquisition of the Future Incentive Units.

4.5 No Reliance on Zuffa Parent. In making his investment decision with respect to the receipt of the Future Incentive Units, Grantee has not relied upon Zuffa Parent or any of its respective Affiliates, or any representative thereof for any advice of any sort, including, but not limited to tax or securities law advice.

4.6 Private Offering. Grantee has not become aware of, and has not entered into this Agreement as a result of, any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display) with respect to Zuffa Parent or the offering or the distribution of the Future Incentive Units.

5.	Miscellaneous.

5.1 Notices. Notices to Zuffa Parent hereunder shall be in writing and provided to Zuffa Parent in accordance with Section 11.02 of the Zuffa Parent LLC Agreement. Notices to Grantee hereunder shall be addressed to Grantee at the address appearing in the personnel records of Zuffa Parent or an Affiliate thereof for Grantee, unless otherwise designated in writing by Grantee.

5.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware applicable to contracts entered into and wholly performed in said state. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

5.3 Disputes. Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 11.06 of the Zuffa Parent LLC Agreement.

5.4 Entire Agreement. This Agreement, together with the Zuffa Parent LLC Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussion and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto.

5.5 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

5.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.7 Interpretation. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement (including any schedules or annexes attached hereto) as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time amended, modified or supplemented, including by succession of successor rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of Future Incentive Units means such Future Incentive Units as appropriately adjusted to give effect to any share combinations, restructuring or other capitalizations of Zuffa Parent or its capital structures. Any reference herein to the holder of a particular class or series of Future Incentive Units shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such Future Incentive Units.

5.8 Definitions.

(i) “Affiliates” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, and including any Trust or Family Member of such Person.

(ii) “Cause” shall have the meaning set forth in the Employment Agreement.

(iii) “Disability” shall have the meaning set forth in the Employment Agreement.

(iv) “Distribution Threshold” means the “Distribution Threshold” set forth opposite the Future Incentive Units on Schedule A, as may be adjusted in accordance with Section 1(b).

(v) “EGH” means Endeavor Group Holdings, Inc., and its successors.

(vi) “Employment Agreement” means that certain Second Amended and Restated Term Employment Agreement, by and among Grantee, EOC and EGH (as amended, restated, modified or supplemented from time to time).

(vii) “Employer” has the definition set forth in the Employment Agreement.

(viii) “EOC” means Endeavor Operating Company, LLC, and its successors.

(ix) “Family Member” means with respect to a Person, such Person’s husband, wife, domestic partner, parents, children or siblings, including any Affiliates thereof.

(x) “Future Incentive Eligibility Period” means the period beginning on January 1, 2019 and ending on the earliest of (x) December 31, 2028, (y) the date Grantee’s employment with Employer is terminated for any reason and (z) immediately following the consummation a Sale Transaction to a third party (other than EOC and its subsidiaries or any controlling Person of EOC) acquiring 100% of the outstanding Equity Securities of the Company (excluding any Equity Securities of the Company being directly or indirectly rolled over or otherwise retained by management of EOC, the Company or its Subsidiaries in connection with such Sale Transaction) (a “Qualifying Sale Transaction”).

(xi) “Future Incentive Initial Measurement Value” means Sponsor Determined Equity Value as of [***] [***].

(xii) “Future Incentive Units” means non-redeemable “catch-up” (as described under the heading “Catch-up Principles” set forth opposite such Future Incentive Units on Schedule A) Profits Units of Zuffa Parent issued to Grantee or Grantee’s Related Person(s) during the Future Incentive Eligibility Period, and any equity interests of Zuffa Parent which may hereafter be acquired by Grantee or Grantee’s Related Person(s) in exchange for such Future Incentive Units.

(xiii) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(xiv) “Performance Equity Value” means, at any applicable time of determination, the total equity value of Zuffa Parent which shall be equal to:

(A) if such time of determination is prior to or in connection with an IPO, the highest of (v) in the case of a Sale Transaction, the total equity value of Zuffa Parent implied from such Sale Transaction assuming a sale of one hundred percent (100%) of the Membership Interests of Zuffa Parent; (w) in the case that Grantee requests a determination of the Performance Equity Value at any time not more than once every eighteen (18) months and no earlier than at least six (6) months following the Effective Date, the total equity value of Zuffa Parent if all of the equity interests of Zuffa Parent were sold by a seller with no compulsion to sell to a willing buyer in an all cash arm’s length transaction, as determined by a third party valuation firm of national reputation chosen by the mutual agreement of the Board (excluding Grantee) and Grantee; (x) in the case of one or more Specified Equity Transactions having been consummated during such period, the highest total equity value of Zuffa Parent implied from any such single Specified Equity Transaction consummated during the 180-day period (or such other period as Grantee and the Board (excluding Grantee) may agree) immediately preceding such applicable time of determination; (y) the total Sponsor Determined Equity Value of Zuffa Parent; and (z) in the case of an IPO, the total equity value of Zuffa Parent based upon the offering price of a share of common stock of the IPO Entity to the public in such IPO; or

(B) if such time of determination is following an IPO, the highest of (x) in the case of a Sale Transaction, the total equity value of Zuffa Parent implied from such Sale Transaction assuming a sale of one hundred percent (100%) of the Membership Interests of Zuffa Parent; (y) in the case of one or more Specified Equity Transactions having been consummated during such period, the highest total equity value of Zuffa Parent implied from any such single Specified Equity Transaction consummated during the 180-day period (or such other period as Grantee and the Board (excluding Grantee) may agree) immediately preceding such applicable time of determination; and (z) the total equity value of the IPO Entity and its subsidiaries based upon the volume weighted average price of a share of common stock of the IPO Entity on the primary exchange on which it is listed during the 30 consecutive trading days immediately preceding such applicable time of determination.

Each Performance Equity Value threshold in this Agreement shall be (i) reduced by the Board in good faith, to account for any distributions of non-cash assets or property or any extraordinary cash distributions (excluding tax distributions made pursuant to the Zuffa Parent LLC Agreement (or any successor provision thereto)) by Zuffa Parent and (ii) adjusted by the Board in good faith to equitably account for any cash capital contributions made to Zuffa Parent, it being acknowledged and agreed that the intent of such adjustments shall be to account for increases in the equity value of Zuffa Parent solely attributable to cash capital contributions from equity financing sources (without limitation of the determination of Performance Equity Value implied from Specified Equity Transactions in accordance with the provisions of this definition).

(xv) “Specified Equity Transaction” means (x) an issuance or sale consummated by Zuffa Parent (other than any issuance or sale by Zuffa Parent to any employees of (and including any individual consultants to) Zuffa Parent or its subsidiaries) of any class or series of Membership Interests of Zuffa Parent; or (y) any other consummated transaction (including by merger) other than those described above, regardless of how structured, involving the acquisition of such Membership Interests of Zuffa Parent, in the case of each of clauses (x) and (y), in one or more related consummated transactions occurring on an arms-length basis (and which transactions are independent of any commercial arrangements between the applicable parties) in which the aggregate consideration is greater than one hundred million dollars ($100,000,000) In the case of each of clauses (x) and (y), the Board, with Majority Board Approval shall determine the fair market value of any noncash consideration contemplated in connection therewith, in good faith, provided, that if the Board cannot agree on such fair market value with Majority Board Approval, such value shall be determined by an investment banking firm of national reputation selected by the WME Member and reasonably acceptable to the SL Member, the KKR Member and Zuffa Parent, whose expenses shall be borne by Zuffa Parent.

(xvi) “Sponsor Determined Equity Value” means, without duplication, (i) the average of the total enterprise value of Zuffa Parent and its subsidiaries on a consolidated basis, as determined by each of the SL Member and the KKR Member and reported to their respective limited partners for the immediately preceding fiscal quarter of Zuffa Parent and its subsidiaries on a consolidated basis plus (ii) the amount of cash and cash equivalents of Zuffa Parent and its subsidiaries on a consolidated basis less (iii) aggregate indebtedness for borrowed money of Zuffa Parent and its subsidiaries on a consolidated basis less (iv) the aggregate amount of outstanding preferred equity of Zuffa Parent and its subsidiaries on a consolidated basis less (v) the amount of earn-outs, or other contingent consideration in connection with any mergers or acquisitions consummated by Zuffa Parent or its subsidiaries from and after the date hereof, payable by Zuffa Parent and its subsidiaries on a consolidated basis. For clarity, Sponsor Determined Equity Value shall include the value of any management equity interests or preferred holder warrants.

(xvii) “Trust” means, with respect to Grantee, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (a) the beneficiaries of such Trust includes only Grantee and Grantee’s spouse, domestic partner or lineal descendants; and (b) Grantee retains exclusive voting control over the Future Incentive Units, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only Grantee and Grantee’s spouse, domestic partner or lineal descendants.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

/s/ Ariel Emanuel
Ariel Emanuel

ZUFFA PARENT, LLC

By	/s/ Jason Lublin

Its Authorized Signatory

Solely for Section 1(f), ENDEAVOR
OPERATING COMPANY, LLC

By	/s/ Jason Lublin

Its Authorized Signatory

2

Schedule A

Future Incentive Units

(as of the Effective Date)

Number of Future Incentive Units	Vested Future Incentive Units	Unvested Future Incentive Units	Distribution Threshold	Catch-Up Principles
0 Future Incentive Units[1]	See Schedule B.	See Schedule B.	$[ ] per unit.	When granted, Grantee’s Future Incentive Units will “catch-up” on distributions or solely to the extent in connection with a sale of Equity Securities of Zuffa Parent, LLC or other book-up event of Zuffa Parent, LLC, appreciation, from and after such Distribution Threshold is met so that, assuming sufficient distributions or appreciation, such Future Incentive Units will “catch-up” and receive the same economics in any applicable distribution under the terms of the Zuffa Parent LLC Agreement that they would have received if the Future Incentive Units had a Distribution Threshold of $0 per unit. To the extent such Future Incentive Units are booked up in accordance with Section 4.02(v) of the Company LLC Agreement, such booked-up Future Incentive Units shall participate in current distributions (other than tax distributions) thereafter solely if approved by the Board (unless aggregate current distributions after such book-up exceed the Distribution Threshold, in which case such Future Incentive Units shall participate in current distributions notwithstanding the approval of the Board).

[1]

To be updated with an additional row for each grant of Future Incentive Units, including with number of units, applicable date of grant from which vesting is measured, and Distribution Threshold (which, for each such grant, shall be equal to an amount per unit at the time of grant such that such grant of Future Incentive Units constitutes a “Profits Interest”).

ANNEX I

SCHEDULE B

Vesting Principles

A. Each grant of Future Incentive Units (other than a grant of Partial Future Incentive Units) granted in a specific issuance of Future Incentive Units hereunder shall vest in such amounts and at such times, so that one-third of such Future Incentive Units granted in such issuance shall be vested on the date of grant of such Future Incentive Units, two-thirds of such Future Incentive Units granted in such issuance shall be vested on the first anniversary of the date of grant of such Future Incentive Units and all of such Future Incentive Units granted in such issuance shall be vested on the second anniversary of the date of grant of such Future Incentive Units.

B. Notwithstanding anything to the contrary in Section A of this Schedule B, (i) upon the earliest to occur of (x) the consummation of a Sale Transaction and (y) the date Grantee’s employment with Employer is terminated by Employer without Cause or by Grantee with Good Reason, 100% of Grantee’s Future Incentive Units shall be vested, non-forfeitable and non-redeemable upon the occurrence of such event, (ii) if Grantee’s employment with Employer is terminated due to Grantee’s death or Disability, a portion of each issuance of Grantee’s then-unvested Future Incentive Units, if any, will become fully vested, non-forfeitable and non-redeemable on the date of such termination to the extent necessary so that one-third of Grantee’s Future Incentive Units in each such issuance will have become fully vested, non-forfeitable and non-redeemable as of such date and (iii) if Grantee’s employment with Employer is terminated for any reason other than by Employer without Cause or by Grantee with Good Reason, then, subject to the vesting principles set forth in this Schedule B applicable to Grantee’s Future Incentive Units, all of Grantee’s unvested Future Incentive Units shall be forfeited.

ZUFFA PARENT, LLC

Section 83(b) Election

Background Information

Attached are materials which may be used to make an election under Section 83(b) (“Section 83(b) Election”) of the Internal Revenue Code with respect to your acquisition of Profits Units (the “Company Interest”) of Zuffa Parent, LLC, a Delaware limited liability company (the “Company”). (For tax purposes, your Company Interest is treated as an interest in a partnership.) One copy of the election (along with the letters to the Company and the Internal Revenue Service) must be provided to Anna Goldfarb at the Company and the Internal Revenue Center (please see the attached chart for the appropriate Internal Revenue Service Center) (by overnight FedEx or UPS) no later than 30 days after the date of grant.

The award agreement pursuant to which your Company Interests will be acquired requires you to make a Section 83(b) Election with respect to the Company Interests. The purpose of the Section 83(b) Election is to make sure that you are treated for tax purposes as owning your Company Interests on the date of grant. Otherwise, you might be treated as receiving a portion of your Company Interests on each applicable vesting date, and you would then be required to recognize ordinary compensation income on each vesting date, in amounts equal to the fair market value of the portion of your Company Interests that vests on each vesting date (minus what you paid for that portion, which in this case is $0).

By making the Section 83(b) Election you are electing to be taxed as of the date of grant on the value of the Company Interest you received on the date of grant in excess of the amount you paid. The Company believes that the fair market value of your Company Interest should be equal to $0 on the date of grant and therefore will not be reporting you as having any compensation income on account of the transfer on the date of grant and your related Section 83(b) Election. You should consult your own tax advisor in these matters.

2

SECTION 83(b) ELECTION INSTRUCTIONS

ZUFFA PARENT, LLC

To make an election under Section 83(b) of the Internal Revenue Code in connection with your receipt, for tax purposes, of Company Interests representing an interest in Zuffa Parent, LLC (the “Company”), you should add your Social Security Number, date and sign all three copies of the enclosed Section 83(b) Election Form and mail as indicated no later than 30 days after the date of grant.

1.

One copy of the signed Section 83(b) Election Form should be mailed to the appropriate Internal Revenue Service Center (please see the attached chart for the appropriate Internal Revenue Service Center), certified mail, return receipt requested, using the attached letter, which you should sign and date.

2.

One copy of the signed Section 83(b) Election Form should be mailed to the Company, using the attached letter to Anna Goldfarb, who is authorized to receive the copy on behalf of all of the persons entitled to receive a copy of the election (as described in Section 8 of the Section 83(b) Election Form).

3.	One copy of the Section 83(b) Election Form should be retained by you for your records.

4.

If you are not the transferee of the property—for example, if the property was transferred to a family trust—then you are also obliged to provide a copy of your Section 83(b) Election to the transferee of the property within 30 days of the date of grant.

3

IRS SERVICE CENTERS

for

83(b) Election Forms

(Based on filing locations for individual Federal Income Tax Returns filed in 2019)

Questions: 1-800-829-1040

If your tax residence is:

Alabama, Georgia, Kentucky, New Jersey, North Carolina, South Carolina, Tennessee, Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002

Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Oregon, Utah, Washington, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Wisconsin	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Delaware, Maine, Massachusetts, Missouri New Hampshire, New York, Vermont	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Connecticut, District of Columbia, Maryland, Pennsylvania, Rhode Island, West Virginia	Department of the Treasury Internal Revenue Service Ogden, UT 84201-0002

A foreign country, U.S. possession or territory*, or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215 USA

*

Permanent residents of Guam should use: Department of Revenue and Taxation, Government of Guam, P.O. Box 23607, GMF, GU 96921; permanent residents of the Northern Mariana Islands should use: Department of Finance, Division of Revenue and Taxation, Commonwealth of the Northern Mariana Islands, P.O. Box 5234, CHRB Saipan, MP 96950; permanent residents of the Virgin Islands should use: V.I. Bureau of Internal Revenue, 6115 Estate Smith Bay, Suite 225, St. Thomas, VI 00802.

4

SECTION 83(b) ELECTION FORM

ELECTION PURSUANT TO SECTION 83(b)

This election is being made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.83-2 promulgated thereunder.

1. Taxpayer’s name:	Ariel Emanuel
Address:

Social Security Number:	- -

2.	Property with respect to which the election is made:

Future Incentive Units, representing an interest, treated for tax purposes as a partnership interest (the “Company Interest”), in Zuffa Parent, LLC (the “ Company”), a Delaware limited liability company treated for tax purposes as a partnership. The Company Interest represents a membership interest in the Company as further described in the Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC (as amended, restated, modified or supplemented from time to time, the “LLC Agreement”) and as amended and restated from time to time thereafter.

3.	Date on which property was transferred:

4.	Taxable year for which such election is made: 2019

5.	Nature of the restriction or restrictions to which the property is subject:

The Company Interest may be forfeited in whole or in part upon certain terminations of employment. The Company Interest may not be transferred, except as expressly provided in the LLC Agreement, or as approved by the board of directors of the Company. In addition, the Company Interest may under certain circumstances be subject to a requirement that the Company Interest be sold in connection with certain sales of the Company.

5.	The fair market value of the property at the time of transfer:

The fair market value of the Company Interest at the time of transfer was $0, determined (i) without regard to lapse restrictions and (ii) in accordance with the principles set forth in Revenue Procedure 93-27.

7.	The amount paid for such property: $0

8.	In accordance with Treasury Regulations Section 1.83-2(d):

Taxpayer has submitted a copy of this statement to the person(s) for whom services were performed (the Company and/or its subsidiaries).

Dated: , 2019
Ariel Emanuel

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Ariel Emanuel

                                                                                 , 2018

Department of the Treasury

Re: Ariel Emanuel - SSN:              -          -              Dear Sir or Madam:

Dear Sir or Madam:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find an election under Section 83(b) of the Code.

Sincerely,

Ariel Emanuel

Enclosure

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Ariel Emanuel

                                                                                 , 2019

Zuffa Parent, LLC

c/o Endeavor Operating Company, LLC

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

Attention: Anna Goldfarb

Re: Ariel Emanuel—Section 83(b) Election

Dear Ms. Goldfarb:

Pursuant to Treasury Regulations Section 1.83-2(d) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code. This notice is hereby given to Zuffa Parent, LLC for itself, and for its subsidiaries.

Sincerely,

Ariel Emanuel

Enclosure

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